Exhibit No. 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
   Gerber Scientific, Inc.:

We consent to incorporation by reference in the registration statements No. 2-93695, No. 33-58668, No. 333-26177, No. 333-42879, No. 333-81447, No. 333-83463, No. 333-39754, and No. 333-116991 on Form S-8 of Gerber Scientific, Inc. of our reports dated July 12, 2005, relating to the consolidated balance sheets of Gerber Scientific, Inc. and subsidiaries as of April 30, 2005 and 2004 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended April 30, 2005, Management's Assessment of the Effectiveness of Internal Control over Financial Reporting as of April 30, 2005 and Effectiveness of Internal Control over Financial Reporting as of April 30, 2005, which reports appear in the April 30, 2005 annual report on Form 10-K of Gerber Scientific, Inc.

/s/ KPMG LLP

Hartford, Connecticut
July 12, 2005